EXHIBIT 10.38

LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into as of November 15, 2020 (the “Effective Date”), by and between ST. TROPEZ BEACH DEVELOPERS, LLC, a Florida limited liability company (“Landlord”), and ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC, a Delaware limited liability company (“Tenant”). In consideration of the mutual covenants set forth herein, Landlord and Tenant agree as follows:

1. Terms and Definitions. The following definitions and terms apply to this Lease (other words are defined elsewhere in the text of this Lease):

(a)	“Tenant’s Current Address”: 16901 Collins Avenue, Suite 4505, Sunny Isles Beach, FL 33160

(b)

“Premises”: Suite 1102 on the 11th floor in the Milton Tower building (the “Building”) now or hereafter to be located on land with an address of 16690 Collins Avenue, Sunny Isles Beach, Florida (the “Land”)

(c)	“Rentable Area of Premises”: 3,084 rentable square feet (“RSF”)

(d)	“Rentable Area of Building”: 102,287 RSF

(e)	“Pro-rata Share”: Tenant’s pro-rata share is 3.0150%, which is determined by dividing the Rentable Area of Premises by the Rentable Area of Building.

(f)	“Term”: a period of approximately one hundred twenty (120) months beginning on the Commencement Date and expiring at 6 o’clock PM local time on the Expiration Date.

(g)

“Lease Year”: each successive twelve- (12-) month period throughout the Term; provided that the first Lease Year shall commence on the Commencement Date and expire (i) on the last day of the month in which the first anniversary of the Commencement Date occurs, if the Commencement Date occurs on the first day of the month; or (ii) on the last day of the month in which the first anniversary of the Commencement Date occurs, if the Commencement Date occurs on a day other than the first day of the month; each subsequent Lease Year shall commence on the day following the expiration of the previous Lease Year; and, the last Lease Year shall expire upon the expiration of the Term.

(h)

“Commencement Date”: Subject to and upon the terms and conditions set forth herein, the Commencement Date of this Lease shall be the earlier of (i) 180 days following the Delivery Date, as defined and provided in the Work Letter; or (ii) the date Tenant takes possession of all or any portion of the Premises for the purpose of conducting Tenant’s business; or (iii) Substantial Completion, as defined and provided in the Work Letter, defined below, as adjusted for Tenant Delay, as defined and provided in the Work Letter.

(i)	“Expiration Date”: The last day of the 10th Lease Year.

(j)	“Base Rent”: the amounts specified in the chart below, to be paid by Tenant according to the provisions hereof:

Base Rent

Suite 1102

3,084 RSF

Lease Year	Base Rent per RSF	Monthly Amount	Periodic Amount
1	$50.00	$12,850.00	$154,200.00
2	$51.50	$13,235.50	$158,826.00
3	$53.05	$13,633.85	$163,606.20
4	$54.64	$14,042.48	$168,509.76
5	$56.28	$14,463.96	$173,567.52
6	$57.97	$14,898.29	$178,779.48
7	$59.71	$15,345.47	$184,145.64
8	$61.50	$15,805.50	$189,666.00
9	$63.35	$16,280.95	$195,371.40
10	$65.25	$16,769.25	$201,231.00

(k)	“Base Year”: Calendar year 2021.

(l) “Initial Improvements”: the improvements, if any, to be made to the Premises in accordance with the work letter attached hereto as Exhibit D-1 (the “Work Letter”).

(m)	“Security Deposit”: $38,550.00.

(n)	“Guarantor”: Jorge Arevalo.

(o)	“Tenant’s Broker” is: NONE.

(p)	“Landlord’s Broker” is Creative Realty Management Group, LLC.

(q)

“Laws” shall mean any and all laws, ordinances, rules, regulations and building and other codes of any governmental or quasi-governmental entity or authority (“Governmental Authority”) applicable to the subject matter hereof, including, without limitation, all Laws relating to disabilities, health, safety or the environment.

(r)

“Project”: shall mean the Building, Land, any areas designated by Landlord from time to time for the common use of all tenants and occupants of the Building (“Common Areas”), including, but not limited to, the parking facility for the Building designated by Landlord from time to time (the “Parking Facility”), walkways, greenspace, plaza and common areas, and related equipment, fixtures and improvements.

(s)

“Building Standard”: The quantity and quality of materials, finishes and workmanship from time to time specified by Landlord for use throughout the Building. “Above Standard” means all improvements, fixtures, materials, finishes and workmanship which exceed Building Standard in terms of quantity or quality (or both), including but not limited to Supplemental HVAC Equipment, defined below; water heaters, instant hot faucets, garbage disposals, dishwashers, stoves, microwaves, refrigerators, ice machines, coffee machines, washing machines, dryers or other appliances; and sinks, sink fixtures, sink drain lines, appliance drain lines, water source plumbing, ground fault interrupters, dedicated outlets or other similar plumbing and/or electrical fixtures or items.

(t)

“Building Systems”: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning (“HVAC”), security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises.

2. Premises. Subject to and in accordance with the provisions hereof, Landlord leases to Tenant and Tenant leases from Landlord the Premises as designated on Exhibit A. Tenant agrees that, except as expressly stated herein and in the Work Letter, if any, attached to this Lease, no representations or warranties relating to the condition of the Project or the Premises and no promises to alter, repair or improve the Premises have been made by Landlord. Except as otherwise expressly provided in this Lease or any Work Letter attached hereto, Tenant agrees to accept the Premises in their current “AS IS, WHERE IS” condition and acknowledges that LANDLORD MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PREMISES OR THE INITIAL IMPROVEMENTS. Upon Tenant’s taking possession for the purposes of conducting business, the Premises, including all Initial Improvements shall be deemed accepted by Tenant. Tenant shall also have the non-exclusive right, subject to the terms hereof, to use the Common Areas of the Project. Tenant acknowledges that the Project is or may become an integrated commercial real estate project including the Building, the Land and other buildings, Common Areas and land. Landlord reserves the right, in its sole discretion, at any time and from time to time, to include the Building within a project and/or to expand and/or reduce the amount of Land and/or improvements of which the Building, the Common Areas, or Project consists; to alter, relocate, reconfigure and/or reduce the Common Areas; and to temporarily suspend access to portions of the Common Areas, as long as the Premises remain reasonably accessible.

3. Authorized Use. Tenant shall use the Premises solely for general business office purposes, consistent with the uses of office buildings (the “Authorized Use”), and for no other purpose.

4. Term. This Lease shall constitute a legally binding and enforceable agreement between Landlord and Tenant as of the Effective Date. The Term of this Lease is stated in Section l(f), and the Commencement Date shall be determined as provided in Section l(h). Landlord and Tenant shall confirm the Commencement Date and Expiration Date in writing within thirty (30) days after the actual Commencement Date pursuant to the form certificate attached as Exhibit E.

5. Rental Payment. Commencing on the Commencement Date, Tenant agrees to pay Rent (defined below) in monthly installments on or before the first day of each calendar month during the Term, in lawful money of the United States of America to the following address or to such other address as Landlord may designate from time to time in writing: United Property Management, 8730 NW 36th Avenue, Miami, Fl. 33147, Attention: Accounting -Milton Office Tower or via wire instruction upon request of Tenant; provided, however, that the first full monthly installment of Base Rent shall be paid in advance on the date of Tenant’s execution of this Lease and shall be applied to the first full monthly installment of Base Rent due hereunder. Tenant agrees to timely pay all Base Rent, Additional Rent, defined below, and all other sums of money which become due and payable by Tenant to Landlord hereunder (collectively “Rent”), without abatement, demand, offset, deduction or counterclaim. If Tenant fails to pay part or all of the Rent within four (4) days after it is due, Tenant shall also pay (i) interest at the Default Rate, defined below, on the unpaid Rent, plus (ii) a late charge equal to ten percent (10%) of the unpaid Rent or the maximum then allowed by law, whichever is less. Landlord may assess a reasonable fee to Tenant for any checks made payable to Landlord that are returned unpaid by Tenant’s bank for any reason. If the Term does not begin on the first day of a calendar month, the installment of Rent for that partial month shall be prorated.

6. Rent. Tenant shall pay to Landlord the Base Rent for the Premises in the amounts set forth in Section l. Base Rent includes a component attributable to Operating Expenses (defined below) for the Base Year as specified in Section 1 (“Base Operating Expenses”), and to Taxes (defined below) for the Base Year (“Base Taxes”). Prior to January 1 of each year in the Term (or as soon thereafter as it is reasonably able to do so), Landlord shall provide Tenant with an estimate of Operating Expenses and Taxes for the next calendar year in the Term (each, an “Operating Period”). If Operating Expenses during any Operating Period, as estimated by Landlord, exceed Base Operating Expenses, Tenant shall pay to Landlord for such Operating Period an amount equal to the product of (a) the difference between Operating Expenses for such Operating Period and the Base Operating Expenses, multiplied by the (b) Pro-rata Share; and if Taxes during any Operating Period, as estimated by Landlord, exceed Base Taxes, Tenant shall pay to Landlord for such Operating Period an amount equal to the product of (i) the difference between Taxes for such Operating Period and the Base Taxes, multiplied by (ii) the Pro-rata Share (the sum of such amounts being collectively referred to herein as “Additional Rent”); such Additional Rent shall be paid in monthly installments of one twelfth (1/12) of the Additional Rent owed from Tenant for such Operating Period, with such installments being due at the same time and in the same manner as Tenant’s monthly payments of Base Rent.

7. Operating Expenses and Taxes.

(a)

Definitions of Operating Expenses and Taxes. “Operating Expenses,” as used herein, shall mean all expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, wages and salaries of all employees engaged in the operation, maintenance or security of the Project, whether billed directly or through a common or master association, including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees; the cost of all legal and accounting expenses incurred in connection with the management and operation of the Project; the cost of all utilities for the Project, including, but not limited to, the cost of HVAC, water, sewer, waste disposal, gas, and electricity; the cost of all maintenance and service agreements for the Project, including but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project, plus the cost of all deductible payments made by Landlord in connection therewith; the cost of all license and permit fees; the cost of repairs, replacements, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure; costs billed to the Building, Project or Landlord through a declaration or any cross-easement agreement which encumbers the Project, or any declaration of condominium or other like instrument that encumbers any or all of the improvements on the Project; costs or assessments required to be paid by Landlord in connection with any community improvement district; and, all other items constituting operating and maintenance costs in connection with the Project according to generally accepted accounting principles. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation, (ii) leasing commissions, (iii) repairs and restorations paid for by the proceeds of any insurance policy, (iv) income and franchise taxes other than that portion, if any, of income and franchise taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, or (v) costs of utilities directly charged to and reimbursed by Tenant or other tenants. ‘‘Taxes,” as used herein, means all ad valorem taxes, personal property taxes, and all other taxes, assessments, and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Project or any portion thereof or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes, such as taxes paid through a private agreement with respect to the Property as a part of or in connection with an inducement resolution with a development authority and all costs, expenses and fees associated by Landlord in connection with that inducement resolution and transaction involving a development authority; but excluding, however, taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge. In the event Landlord shall retain any consultant to negotiate the amount of taxes, tax rate, assessed value or other factors influencing the amount of Taxes, then the aggregate of all such reasonable third-party fees (including, without limitation, reasonable attorneys’ and appraisers’ fees) and all disbursements, court costs and other items paid or incurred by Landlord during the applicable tax year with respect to such proceedings shall be included in Taxes not to exceed the savings achieved in such proceedings. Tenant shall not institute any proceedings with respect to the assessed valuation of the Building, Project, or the Property or any part thereof for the purpose of seeking or securing a tax reduction. If a rental tax, gross receipts tax or sales tax on Rent is imposed on Landlord by any Governmental Authority, Tenant shall, as additional Rent, reimburse Landlord, at the same time as each monthly payment of Rent is due, an amount equal to all such taxes Landlord is required to pay by reason of the

Rent paid hereunder. If less than ninety-five percent (95%) of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had ninety-five percent (95%) of the Rentable Area of the Building been occupied during all such Operating Period, as determined by Landlord.

(b)

Additional Rent. Landlord shall, within one hundred twenty (120) days after the end of each Operating Period (or as soon thereafter as it is reasonably able to do so), furnish Tenant with a statement of the Operating Expenses and Taxes during such year and a computation of the Additional Rent owed by Tenant for such Operating Period (“Expense Statement”). Failure of Landlord to provide such statement within such time period shall not be a waiver of Landlord’s right to collect any Additional Rent. If such statement shows that the actual amount Tenant owes for such Operating Period is more than the estimated Additional Rent paid by Tenant for such Operating Period, Tenant shall pay the difference within fifteen (15) days after Tenant’s receipt of the Expense Statement. If the Expense Statement shows that Tenant paid more in estimated Additional Rent than the actual amount of Additional Rent owed by Tenant for such Operating Period, Tenant shall receive a credit therefor. The credit shall be applied to future monthly payments attributable to the Additional Rent, or if this Lease has expired, such amount shall be refunded to Tenant within 30 days following the expiration date. Unless adjusted as a result of an audit by Tenant conducted pursuant to the express terms of this Lease, the Operating Expenses, Taxes and Additional Rent set forth in the Expense Statement shall be binding upon Tenant. Provided, however, that in the event that the Term of this Lease expires, or is terminated pursuant to the terms of this Lease, on a date other than December 31, then, at the option of Landlord, Landlord may, either prior to the date on which the Term expires, or within thirty (30) days thereafter, elect to provide Tenant with a revised estimate of the Operating Expenses and Taxes for the Operating Period in which such expiration or termination date occurs and the Additional Rent that will be due from Tenant for such Operating Period, which estimated Additional Rent shall be prorated to reflect the portion of such Operating Period that is contained within the Term of the Lease (the “Final Expense Estimate”). In the event that Landlord elects to deliver a Final Expense Estimate to Tenant, then (i) Tenant shall pay the prorated Additional Rent reflected in such statement within fifteen (15) days after Tenant’s receipt of such estimate; (ii) the estimated amount of the Additional Rent for the final Operating Period shall be binding upon Landlord and Tenant; and (iii) Landlord shall not thereafter seek from Tenant any additional payment of Additional Rent if the actual Operating Expenses and Taxes for such Operating Period are greater than those reflected in the Final Expense Estimate, nor shall Landlord have any obligation to refund to Tenant any excess funds paid by Tenant to Landlord should the actual Operating Expenses and Taxes for such Operating Period be less than those reflected in the Final Expense Statement. In the event that Landlord elects not to provide Tenant with a Final Expense Estimate, then it shall be presumed that Landlord will provide Tenant with an Expense Statement within one hundred twenty (120) days after the end of the final Operating Period contained in the Term, as provided above, and the Additional Rent shown in such Expense Statement shall be due from Tenant to Landlord within fifteen (15) days after Tenant’s receipt of such statement.

(c)

Tenant’s Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses and Taxes for each Operating Period reviewed, copied (provided Landlord is reimbursed for the cost of such copies) and audited (“Tenant’s Audit”), provided that: (a) such right shall not be exercised more than once during any calendar year; (b) if Tenant elects to conduct. Tenant’s Audit, Tenant shall provide Landlord with written notice thereof (“Tenant’s Audit Notice”) no later than thirty (30) days following Tenant’s receipt of the Expense Statement for the year to which Tenant’s Audit will apply; (c) Tenant shall have no right to conduct Tenant’s Audit if an uncured Default by Tenant exists either at the time of Landlord’s receipt of Tenant’s Audit Notice or at any time during Tenant’s Audit; (d) no subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; (e) conducting Tenant’s Audit shall not relieve Tenant from the obligation to timely pay Base Rent or the Additional Rent, pending the outcome of such audit; (f) Tenant’s right to conduct such audit for any calendar year shall expire thirty (30) days following Tenant’s receipt of the Expense Statement for such year, and if Landlord has not received Tenant’s Audit Notice within such thirty (30) day period, Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; provided, however, that with respect to any audit of Operating Expenses and Taxes for the Base Year, Tenant’s right to conduct an audit for such year shall expire the earlier of sixty (60) days following Tenant’s receipt of the Expense Statement for the Base Year or sixty (60) days following Tenant’s receipt of the first Expense Statement forwarded by Landlord to Tenant for any Operating Period during the Term; (g) Tenant’s Audit shall be conducted by a Certified Public Accountant whose compensation is not contingent upon the results of Tenant’s Audit or the amount of any refund received by Tenant, and who is not employed by or otherwise affiliated with Tenant; (h) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; (i) Tenant’s Audit shall be completed within thirty (30) days after the date of Tenant’s Audit Notice, and a complete copy of the results thereof shall be delivered to Landlord within thirty (30) days after the date of Tenant receives the results of the Audit; and (j) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense. If Tenant’s Audit is completed and submitted to Landlord in accordance with the requirements of this Section and such audit demonstrates that Landlord has overstated the Operating Expenses or Taxes for the year audited, then Landlord shall reimburse Tenant for any overpayment, and if such Operating Expenses or Taxes have been overstated by more than five percent (5%), then Landlord shall also reimburse Tenant for Tenant’s actual, reasonable cost incurred in conducting Tenant’s Audit (not to exceed $2,500.00), with such reimbursement(s) to be made within thirty (30) days after Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the amount of such overpayment and the cost of Tenant’s Audit.

(d)

Confidentiality. Tenant hereby agrees to keep the results of Tenant’s Audit confidential and to require the auditor conducting Tenant’s Audit, including its employees and each of their respective attorneys and advisors, to keep the results of Tenant’s Audit in strictest confidence. In particular, but without limitation, Tenant agrees that: (a) Tenant shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; and (b) Tenant shall require that its auditors, attorneys and anyone associated with such parties shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; provided, however, that Landlord hereby agrees that nothing in items (a) or (b) of this subparagraph shall preclude Tenant from disclosing the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same. If Tenant intends to disclose the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or if Tenant receives notice that it may be required in any such proceeding by either the order of any judicial, regulatory or other governmental entity presiding over such proceeding, or by a discovery request made in such proceeding, to disclose the results of Tenant’s Audit, then Tenant shall (i) provide Landlord with sufficient prior written notice of Tenant’s intent to make such disclosure, or such order or request for such disclosure, in order to permit Landlord to contest such intended disclosure, order or request; and (ii) cooperate with Landlord, at Tenant’s expense, in seeking a protective order or other remedy to limit the disclosure of such results to the extent reasonably required to adjudicate the matters at issue in such proceeding. If required by Landlord, Tenant shall execute and require Tenant’s auditor to execute Landlord’s then-current confidentiality agreement reflecting the terms of this Section as a condition precedent to Tenant’s right to conduct Tenant’s Audit.

8. Security Deposit. Upon execution of this Lease, Tenant shall deposit the amount of the Security Deposit indicated in Section 1.l(m) with Landlord to secure Tenant’s performance under this Lease. Tenant hereby grants to Landlord a security interest in the Security Deposit as collateral for all Rent and other sums of money becoming due from Tenant to Landlord under this Lease, and for the performance of Tenant’s obligations under this Lease, which security interest shall remain in effect until all such Rent and other sums of money have been paid in full and all such obligations have been fulfilled; the parties hereby acknowledge and agree that this Lease constitutes a security agreement under which such security interest is granted from Tenant to Landlord. In the event of an uncured Default, defined below, then Landlord may, without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure such Default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, provide Landlord with a replacement Security Deposit in an amount sufficient to restore the Security Deposit to its original amount. Any part of the Security Deposit not used by the Landlord as permitted by this Lease shall be returned to Tenant after the Expiration Date. If Landlord sells the Building then the Landlord shall transfer the Security Deposit to the new owner and Landlord shall be relieved of any liability for the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit, and Landlord may commingle the Security Deposit with other monies of Landlord.

9. Initial Improvements. Landlord shall, at the Landlord’s sole cost, cause the Premises to be improved substantially in accordance with the specifications set forth in that part of Exhibit D entitled “Description of the Landlord’s Grey Shell Work.” Other than Landlord’s Grey Shell Work, construction of any Initial Improvements to the Premises shall be undertaken in accordance with the Terms and conditions of this Lease and if applicable, the terms set forth in the Work Letter attached hereto as Exhibit D-1 and incorporated herein by this reference. Unless otherwise stated herein, the parties’ respective obligations for payment of the Initial Improvements shall be governed by the terms of the Work Letter. Except as expressly stated in this Lease and in the Work Letter, Landlord shall have no obligation to improve or otherwise modify the Premises for Tenant’s occupancy.

10. Maintenance and Repair. Landlord shall make such improvements, repairs or replacements as may be necessary for normal maintenance of the Building Systems serving the Premises, the exterior and the structural portions of the Building and the Common Areas. Subject to the terms of Section 7, the maintenance and repairs to be performed by Landlord hereunder shall be at Landlord’s expense, unless the need for such maintenance or repairs was caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors or invitees, in which event Tenant shall reimburse Landlord for the cost of such maintenance or repairs, plus a construction oversight fee for Landlord in an amount equal to ten percent (10%) of the cost and expense of such maintenance or repairs; the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. Except to the extent that Landlord is obligated to restore and repair the Premises pursuant to Section 23, Tenant, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair. Any repair or maintenance by Tenant shall be undertaken in accordance with the provisions and requirements of Section 16. Landlord is not responsible for replacing and/or repairing Tenant’s fixtures or any Above Standard improvements, or fixtures unless to the extent such items are damaged due to the willful misconduct or negligence of the Landlord. Except as expressly provided in this Lease, Tenant shall accept the Premises including any existing appliances and Above Standard fixtures in their “AS IS, WHERE IS” condition as of the Effective Date. For purposes of this Lease, all Above Standard improvements and fixtures existing in the Premises as of the Effective Date shall be deemed to be Tenant’s property until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Above Standard improvements and fixtures shall become the property of Landlord and shall be surrendered to Landlord with the Premises.

11. Services. Landlord shall furnish Tenant during Tenant’s occupancy of the Premises the following services: (i) Cleaning and Janitorial Services (defined in Exhibit B), (ii) domestic water at those points of supply provided for general office use of tenants in the Building, (iii) electricity for normal, Building Standard office uses subject to Section 12, (iv) elevator service at the times and frequency reasonably required for normal business use of the Premises, (v) lamp and ballast replacement for Building Standard light fixtures, (vi) HVAC service between 8:00 o’clock a.m. and 7:00 o’clock p.m. on Monday through Friday (“Building Standard Hours”), except on New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, Christmas Day and other holidays observed by a majority of the tenants of the Building (“Holidays”). If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. In addition to HVAC service provided during Building Standard Hours, Landlord shall, upon Tenant’s request, provide HVAC service to the Premises between the hours of 9:00 o’clock a.m. and 2:00 o’clock p.m. on Saturday, at no additional charge to Tenant, provided that such request is made no later than 12:00 o’clock p.m. on the immediately preceding day. Tenant may periodically request, and Landlord shall furnish HVAC service on days and at times other than those referred to above, provided Tenant requests such service in accordance with the Project Rules, defined below, then in effect, and agrees to reimburse Landlord for this service at the then existing rate being charged in the Building. If Tenant utilizes services provided by Landlord hereunder in either quantity and/or quality exceeding the quantity and/or quality customarily utilized by normal office uses of comparable premises in the Building, then Landlord may separately meter or otherwise monitor Tenant’s use of such services, and charge Tenant a reasonable amount for such excess usage; such amount shall constitute additional Rent due hereunder within fifteen (15) days of Tenant’s receipt of Landlord’s statement for such excess. Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated by reason of, the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service except when such failure or delay is caused by the gross negligence or willful misconduct of Landlord. The failure to furnish any such services shall not be construed as an eviction of Tenant or relieve Tenant from any of its obligations under this Lease. Tenant shall, at Tenant’s expense, be responsible for cleaning and maintaining any Above Standard improvements or fixtures, including Above Standard Tenant Work, defined below, and Above Standard Initial Improvements, in the Premises.

12. Electrical Usage. The Premises is separately metered for electric consumption. Tenant will be responsible, at Tenant’s sole cost and expense, for arranging and paying all charges for all electric services that exclusively serve the Premises irrespective of whether the electric services are located inside or outside the Premises, including payment of all sales and other taxes applicable to the sale or supply of electricity. In no event will Landlord be liable for any damage to the Premises or property therein, loss of business, or otherwise, and in no event will Rent be abated, because of any interruption, modification or cessation of electric services except when such failure or delay is caused by the gross negligence or willful misconduct of Landlord. Tenant will make all appropriate applications to the local utility company at such times as may be necessary to ensure that electric service is available at the Premises no later than the date Tenant occupies the Premises, and shall pay all required deposits, connection fees and/or charges within the applicable time set by the local electric company.

13. Communication Lines. Subject to Building design limits and its existing, or then existing, capacity, Tenant may install, maintain, replace, remove or use communications or computer wires and cables which service the Premises (“Lines”), provided: (a) Tenant shall obtain Landlord’s prior written consent, and shall use contractors approved in writing by Landlord, (b) all such Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids, (c) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto, including, but not limited to the National Electric Code, and shall not interfere with any then existing Lines at the Building, and (d) Tenant shall pay all costs and expenses in connection therewith. Landlord reserves the right to require Tenant to remove any Lines located in or serving the Premises which violate this Lease or represent a dangerous or potentially dangerous condition, within three (3) business days after written notice. Tenant shall remove all Lines installed by or on behalf of Tenant upon termination or expiration of this Lease.

Any Lines that Landlord expressly permits to remain at the expiration or termination of this Lease shall become the property of Landlord without payment of any type. Under no circumstances shall any Line problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.

14. Prohibited Use. Tenant shall not do or permit anything to be done within the Project nor bring, keep or permit anything to.be brought or kept therein, which is prohibited by any Laws now in force or hereafter enacted or promulgated, or which is prohibited by any insurance policy or which may increase the existing rate or otherwise affect any insurance which Landlord carries on the Project. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, or injure or annoy them or use or allow the Premises to be used for any unlawful or objectionable purpose. Tenant shall not commit or suffer to be committed any waste to, in or about the Premises or Project.

15. Legal Requirements; Project Rules. Tenant shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Landlord as a result of the failure by Tenant, its employees, agents or contractors to comply with all Laws relating to the use, condition or occupancy of the Premises now or hereafter enacted, and the Project Rules, defined below. Tenant shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to comply with, all Laws applicable to the Project. Tenant shall not cause or permit the use, generation; storage, release or disposal in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any Laws from time to time including, without limitation, flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Tenant shall have received Landlord’s prior written consent, which consent Landlord may withhold or revoke at any time in its sole discretion. Tenant shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the rules and regulations of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Premises and the Project (“Project Rules”). In the event of any conflict between this Lease and the Project Rules, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with the Project Rules. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit C. In the event that any Governmental Authority, ordinance or other Law applicable to the Project requires either Landlord or Tenant to establish and implement a transportation management plan designed to reduce the number of single-occupancy vehicles being used by employees and other permitted occupants of the Building for commuting to and from the Building, then Tenant shall cooperate with Landlord in establishing and implementing such plan.

16. Alterations, Additions and Improvements. After the Commencement Date, Tenant shall not permit, make or allow to be made any construction, alterations, physical additions or improvements in or to the Premises without obtaining the prior written consent of Landlord (“Tenant Work”), nor place any signs in the Premises which are visible from outside the Premises, without obtaining the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to Tenant Work that: (i) is non-structural and does not adversely affect any Building Systems or improvements, (ii) is not visible from the exterior of the Premises, (iii) does not affect the exterior of the Building or any Common Areas, (iv) does not violate any provision of this Lease, (v) does not violate any Laws, and (vi) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. Tenant’s plans and specifications and all contractors, subcontractors, vendors, architects and engineers (collectively, “Outside Contractors”) shall be subject to Landlord’s prior written approval. If requested by Landlord, Tenant shall execute a work letter for any such Tenant Work substantially in the form then used by Landlord for construction performed by tenants of the Building. Tenant shall pay Landlord a construction oversight fee in an amount equal to ten percent (10%) of the cost and expense of any Tenant Work undertaken by Landlord; the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. Landlord may hire outside consultants to review such documents and information furnished to Landlord, and Tenant shall reimburse Landlord for the actual and reasonable cost thereof, including reasonable attorneys’ fees, upon demand. Neither review nor approval by Landlord of any plans or specifications shall constitute a representation or warranty by Landlord that such documents either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or any other person or entity for such completeness, suitability or compliance. Tenant shall furnish any documents and information reasonably requested by Landlord, including “as-built” drawings (both in paper and in electronic format acceptable to Landlord) after completion of such Tenant Work. Landlord may impose such conditions on Tenant Work as are reasonably appropriate, including without limitation, compliance with any construction rules adopted by Landlord from time to time, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such Tenant Work, insurance covering Landlord against liabilities which may arise out of such work, plans and specifications, and permits for such Tenant Work. All Building Standard Tenant Work shall become the property of Landlord upon completion and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, unless Landlord shall require removal or restoration of such Tenant Work by Tenant. All Tenant Work that is Above Standard shall be and remain the property of Tenant, and shall be maintained by Tenant in good condition and repair throughout the Term, until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Tenant Work shall become the property of Landlord and shall be surrendered to Landlord with the Premises, unless Landlord specifies, at the time of the approval of the installation of such Above Standard Tenant Work, that Landlord will require Tenant to remove same upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises under the Lease. Any Tenant Work that Tenant is required to remove from the Premises upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease shall be removed at Tenant’s sole expense, and Tenant shall, at Tenant’s expense, promptly repair any damage to the Premises or the Building caused by such removal. All Outside Contractors shall maintain insurance in amounts and types required by, and in compliance with, Section 20. An ACORD 25 (or its equivalent) certificates of insurance in the most recent edition available evidencing such coverage shall be provided to Landlord prior to commencement of any Tenant Work. All Outside Contractors shall perform all work in a good and workmanlike manner, in compliance with all Laws and all applicable Project Rules and Building construction rules. No Tenant Work shall be unreasonably disruptive to other tenants. Prior to final completion of any Tenant Work, Landlord shall prepare and submit to Tenant a punch list of items to be completed, and Tenant shall diligently complete all such punch list items.

In order to comply with the provisions of Section 713.10 of the Florida Statutes (as the same may be amended from time to time), it is understood that neither Tenant nor anyone claiming by, through or under Tenant, including contractors, subcontractors, materialmen, mechanics and laborers, will have any right to file or record any lien of any nature whatsoever on the Premises or the Building or any improvements therein or thereto. All persons with whom Tenant may deal are put on notice that Tenant has no power to subject the interest of Landlord in the Premises or the Building to any lien of any nature whatsoever, and all such persons so dealing with Tenant must look solely to the credit of Tenant, and not to Landlord’s interest or assets. Tenant will put all such persons with whom Tenant may deal on notice of the terms of this Section. Tenant shall not allow any liens to be filed against the Premises or the Project in connection with any Tenant Work. If, at any time, a lien or encumbrance is filed or recorded against the Premises or the Building as a result of any act or omission of Tenant or any of Tenant’s affiliates, representatives, employees, agents, contractors, subcontractors, customers and invitees (collectively, “Tenant’s Representatives”), Tenant will promptly remove such lien or encumbrance. If such lien or encumbrance has not been removed of record within ten (10) days from the date of filing, such failure will be deemed to be a Default and, in addition to any other remedies available to Landlord, Landlord will have the right, but not the obligation, to remove any such lien or encumbrance of record. In such event, Tenant will pay to Landlord, as Additional Rent, a sum equal to the amount Landlord was required to pay to remove such lien or encumbrance of record, plus all costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys’ fees and costs. Without limiting the generality of anything set forth in this Section 16, Tenant shall not record (or permit any Tenant Representative to record) a notice of commencement under Section 713.13 of the Florida Statutes (as the same may be amended from time to time) in connection with any Tenant Work or otherwise without the prior written consent of Landlord in each instance. Tenant’s failure to comply with this Section shall constitute an automatic Default under this Lease without the need of Landlord to give Tenant any notice of or opportunity to cure. If any construction lien is filed or recorded against Landlord’s interest in the Premises or the Premises in connection with any notice of commencement that Tenant or Tenant’s Representatives records without Landlord’s prior written consent, then in addition to any other rights or remedies available to Landlord under this Lease or applicable law (including Section 697.10 of the Florida Statutes), Tenant shall pay liquidated damages or One Hundred and 00/100 Dollars ($100.00) per day for the period commencing on the date that such lien was recorded until the date such lien is removed from record.

17. Tenant’s Equipment. Except for personal computers, facsimile machines, copiers and other similar office equipment, Tenant shall not install within the Premises any fixtures, equipment or other improvements until the plans and location thereof have been approved by Landlord. The location, weight and supporting devices for any libraries, central filing areas, safes and other heavy equipment shall in all cases be approved by Landlord prior to initial installation or any relocation. Landlord may prohibit any article, equipment or any other item that may exceed the load capacity of the Building from being brought into the Building.

18. Taxes on Tenant’s Property. Tenant shall pay all ad valorem and similar taxes or assessments levied upon all equipment, fixtures, furniture and other property placed by Tenant in the Premises and all license and other fees or taxes imposed on Tenant’s business. If any improvements installed or placed in the Project by, or at the expense of, Tenant result in Landlord being required to pay higher Taxes with respect to the Project than would have been payable otherwise, Tenant shall pay to Landlord, within fifteen (15) days after demand, the amount by which such excess Taxes are reasonably attributable to Tenant.

19. Access. Landlord shall have the right to enter the Premises during all reasonable business hours in order to inspect the condition, show the Premises, determine if Tenant is performing its obligations hereunder, perform the services or make the repairs that Landlord is obligated or elects to perform hereunder, make repairs to adjoining space, cure any Defaults of Tenant hereunder that Landlord elects to cure, and remove from the Premises any improvements or property placed therein in violation of this Lease. Except in the case of an emergency or to perform routine services hereunder, Landlord shall use reasonable efforts to provide Tenant with at least 24 hours’ prior notice of such access.

20. Tenant’s Insurance. At all times after the execution of this Lease, Tenant will cany and maintain, at its expense with insurance companies reasonably acceptable to Landlord that are rated no less than A-, Class VII, by A.M. Best Company: (i) a commercial general liability insurance policy, including products/completed operations and insurance against assumed or contractual liability under this Lease, for liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto, including any portion of the Common Areas used by Tenant; Tenant’s invitees, contractors, employees or agents, to afford protection with respect to bodily injury, death or property damage (including loss of use) of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate; (ii) a property insurance policy insuring all Above Standard improvements and fixtures in the Premises, and all personal property located within the Premises, on the “Special Form,” including theft coverage, written at replacement cost value with replacement cost endorsements, covering all of the Tenant’s property, and business interruption coverage in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to the perils insured against under section (i) above and this section (ii), and other perils commonly insured against by prudent business owners, or attributable to prevention of access to the Premises, for a period of at least eighteen (18) months; (iii) a worker’s compensation insurance policy with applicable statutory limits, including employers liability insurance with limits of not less than One Million Dollars ($1,000,000.00); (iv) automobile liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non -owned vehicles; (v) if Tenant will serve or sell alcohol at the Project, a liquor liability insurance policy with minimum coverage of One Million Dollars($1,000,000.00); and (vi) an excess/umbrella liability policy “following form” of not less than Ten Million Dollars ($10,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord may also require all Outside Contractors to provide in addition to the insurance coverages referenced above such other insurance in amounts and types and with such companies as may be reasonably requested by Landlord, including, without limitation, construction all risk/builder’s risks (including loss of revenue) insurance, owners and contractors protective liability insurance, professional errors and omissions liability insurance, and insurance covering such contractor’s equipment and tools. Each insurance policy required to be maintained hereunder by Tenant shall include an “Additional Insured Endorsement” in favor of Landlord.

Tenant’s insurance shall be considered primary, not excess, and non-contributory with Landlord’s insurance policies, and deductible amounts, if any, under such policies shall be commercially reasonable. An ACORD 25 certificate of such insurance in the most recent edition available and reasonably satisfactory to Landlord, or certified copies of the policies, shall be furnished to Landlord on or before the earlier of the Commencement Date or ten (10) days after execution of the Lease, reflecting the limits and endorsements required herein, and renewal ACORD 25 certificates or certified copies of renewal policies shall be delivered to Landlord at least ten (10) days prior to the expiration date of any policy. Each policy shall be endorsed to provide notice of nonrenewal to Landlord and shall further provide that it may not be altered or canceled without thirty (30) days prior notice to Landlord. Landlord agrees to cooperate with Tenant to the extent reasonably requested by Tenant to enable Tenant to obtain such insurance. Landlord shall have the right to require increased limits if, in Landlord’s reasonable judgment, such increase is necessary. Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any such payment when due or carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon at the Default Rate, shall be repaid to Landlord by Tenant within ten (10) days following demand therefor, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release Tenant from any remedy available to Landlord under this Lease.

21. Landlord’s Insurance. Landlord shall maintain, during the Term of this Lease, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, and (ii) a property insurance policy on the “Special” Perils policy form, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and all Building Standard improvements and fixtures in the Premises, but specifically excluding any Above Standard improvements or fixtures until such time as such Above Standard improvements or fixtures shall become the property of Landlord as provided above, and all personal property, fixtures and improvements therein belonging to Landlord, and (iii) an excess liability policy “following form’ of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord shall not be obligated to insure any property of Tenant.

22. Waiver of Subrogation; Mutual Waiver of Liability. All policies of insurance required to be carried by either party hereunder shall include a waiver of subrogation endorsement, containing a waiver by the insurer of all right of subrogation against the other party in connection with any loss, injury or damage thereby insured against. The waiver of subrogation shall apply regardless of any deductible (or self-insured retention) or self-insurance carried by either party. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.

23. Casualty. If the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty at any time during the Term and if, after such damage or destruction, Tenant is not able to use the portion of the Premises not damaged or destroyed to substantially the same extent and for the Authorized Use for which the Premises were leased to Tenant hereunder, and within sixty (60) days after Landlord’s receipt of written notice from Tenant describing such damage or destruction Landlord provides notice to Tenant that the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, cannot be repaired or rebuilt to the condition which existed immediately prior to such destruction or casualty within two hundred seventy (270) days following the date of such destruction or casualty, then Landlord may by written notice to Tenant within thirty (30) days following such notice by Landlord terminate this Lease. Unless such damage or destruction is the result of the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, the Rent shall be abated for the period and proportionately to the extent that after such damage or destruction Tenant is not able to use the portion of the Premises damaged or destroyed for the Authorized Use and to substantially the same extent as Tenant used the Premises prior thereto. If this Lease is not terminated pursuant to the foregoing, then upon receiving the available insurance proceeds, Landlord shall restore or replace the damaged or destroyed portions of the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, or Project; Tenant shall restore or replace the improvements to the Premises required to be insured by Tenant hereunder; and this Lease shall continue in full force and effect in accordance with the terms hereof except for the abatement of Rent referenced to above, if applicable, and except that the Term shall be extended by a length of time equal to the period beginning on the date of such damage or destruction and ending upon completion of such restoration or replacement. Landlord shall restore or replace the damaged or destroyed portions of the Premises or Project that Landlord is required to restore or replace hereunder within a reasonable time, subject to Force Majeure Events, Tenant Delays, and the availability of insurance proceeds and governmental approvals. If Landlord elects to terminate this Lease as provided in this Section, this Lease shall terminate on the date which is thirty (30) days following the date of the notice of termination as if the Term hereof had been scheduled to expire on such date, and, except for obligations which are expressly stated herein to survive the expiration or earlier termination of this Lease, neither party shall have any liability to the other party as a result of such termination. Landlord shall not be obligated to repair any damage to Above Standard improvements or fixtures, Tenant’s inventory, trade fixtures or other personal property. If the Premises or any portion of the Project are damaged or destroyed by fire or other casualty caused by the recklessness or willful misconduct of Tenant, its employees, agents, contractors, or invitees, then any repair or restoration of the Premises by Landlord pursuant to the terms of this Section shall be at Tenant’s sole cost and expense. Notwithstanding anything in this Section to the contrary, Landlord shall have no obligation to repair or restore the Premises or the Project on account of damage resulting from any casualty which occurs during the last twelve (12) months of the Term, or if the estimated cost of such repair or restoration would exceed fifty percent (50%) of the reasonable value of the Building prior to the casualty. The abatement of Rent, if applicable hereunder, and termination of this Lease by Tenant, if applicable hereunder, are the sole remedies available to Tenant in the event the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty. In addition and notwithstanding anything to the contrary in this

Article 23, if this Lease is not terminated under any of the provisions of this Article but Landlord fails to substantially complete Landlord’s restoration described in this Article 23 within twelve (12) months after the date of the casualty (subject to extensions for delays resulting from Landlord’s inability to obtain the necessary permits, availability of insurance proceeds, and Force Majeure Events) then Tenant, within fifteen (15) days following the expiration of such 12-month period (as the same may be extended as aforesaid) and upon not less than thirty (30) days’ prior written notice to Landlord, may elect, as Tenant’s sole and exclusive remedy, to terminate this Lease by written notice to Landlord; provided, however, such termination notice shall be void and of no force or effect if Landlord, within such 30-day period, substantially completes such repair or restoration or delivers a letter from its general contractor indicating that such work will be substantially completed within ninety (90) days after the date Landlord received such termination notice from Tenant. As used in this Article 23, the term “substantially complete” means Landlord has received a temporary certificate of occupancy or certificate of completion (or its local equivalent) with respect to the Premises or Building, as applicable

24. Condemnation. If more than fifty percent (50%) of the Premises or if a substantial portion of the Building is taken by the power of eminent domain, then either Landlord or Tenant shall have the right to terminate. this Lease by written notice to the other within thirty (30) days after the date of taking; provided, however, that a. condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises or Building taken shall be of such extent and nature as to substantially impair Tenant’s use of the Premises or the balance of the Premises remaining and Landlord is unwilling or unable to provide reasonable replacement space within the Project. In the event of any taking, Landlord shall be entitled to any and all compensation and awards with respect thereto, to the maximum extent permitted by applicable law. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Rent shall be equitably reduced as to the square footage so taken.

25. Waiver of Claims. Except for the willful misconduct or gross negligence of Landlord, its employees, agents or contractors, Landlord shall not be liable to Tenant for damage to person or property caused by defects in the HVAC, electrical, plumbing; elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Landlord be liable to Tenant for the theft or loss of or damage to any property of Tenant whether from the Premises or any part of the Building or Project, including the loss of trade secrets or other confidential information. Landlord agrees to make commercially reasonable efforts to protect Tenant from interference or disturbance by third persons, including other tenants; however, Landlord shall not be liable for any such interference, disturbance or breach, whether caused by another tenant or tenants or by Landlord or any other person, nor shall Tenant be relieved from any obligation under this Lease because of such interference, disturbance or breach. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable. In no event shall Landlord, or its directors, officers, shareholders, partners, members, employees, or agents be liable in any manner for incidental, consequential or punitive damages, loss of profits, or business interruption. The waivers in this Section shall survive the expiration or earlier termination of this Lease.

26. Indemnity. Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained in Section 22 or waived in Section 25, Landlord shall indemnify and hold harmless Tenant and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Landlord or its directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with any such party, relating to the Premises, or arising, wholly or in part, out of the gross negligence or willful misconduct of Landlord, or its directors, officers, shareholders, members, partners, employees, or agents, or any parties contracting with any such party, relating to the Project exclusive of the Premises. If Tenant shall without fault on its part, be made a party to any action commenced by or against Landlord, for which Landlord is obligated to indemnify Tenant hereunder, then Landlord shall protect and hold Tenant harmless from, and shall pay all costs and expenses, including reasonable attorneys’ fees, of Tenant in connection therewith.

Except for claims, rights of recovery and causes of action covered by the waiver of subrogation, Tenant shall indemnify and hold harmless Landlord and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any prohibited use of the Premises or other action, omission, or neglect of Tenant or its Outside Contractors, directors, officers, shareholders, members, partners, employees, agents, invitees, subtenants or guests, or any parties contracting with such party relating to the Project. If Landlord shall without fault on its part, be made a party to any action commenced by or against Tenant, for which Tenant is obligated to indemnify Landlord hereunder, then Tenant shall protect and hold Landlord harmless from, and shall pay all costs, expenses, including reasonable attorneys’ fees, of Landlord in connection therewith.

Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The obligations under this Section shall survive the expiration or earlier termination of this Lease.

27. Non-Waiver. No consent or waiver, express or implied, by Landlord to any breach by Tenant of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to any other breach by Tenant. Neither the acceptance by Landlord of any Rent or other payment, whether or not any Default by Tenant is then known to Landlord, nor any custom or practice followed in connection with this Lease shall constitute a waiver of any of Tenant’s obligations under this Lease. Failure by Landlord to complain of any act or omission by Tenant or to declare that a Default has occurred, irrespective of how long such failure may continue, shall not be deemed to be a waiver by Landlord of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation of Tenant in which time of performance is a factor. No payment by Tenant or receipt by Landlord of an amount less than the Rent due shall be deemed to be other than a partial payment of the Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of such Rent or pursue any other right or remedy. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Landlord shall be deemed an acceptance of surrender of the Premises.

28. Quiet Possession. Provided Tenant has performed all its obligations; Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions of this Lease.

29. Notices. Each notice required or permitted to be given hereunder shall be in writing and may be personally delivered, sent via nationally recognized overnight courier or placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed in each case at the address specified herein.

A notice shall be deemed to have been received (a) upon the date of delivery or refusal thereof, if delivered personally or by overnight courier, or (b) if sent by registered or certified mail or overnight delivery, (i) the date of delivery of such notice, as indicated on the duly completed United States Postal Service return receipt, if such receipt reflects delivery of such notice, (ii) on the date of refusal of such notice, if the refused notice reflects the date on which such notice is refused, or (iii) three (3) days after mailing of such notice, if the date of delivery of such notice cannot otherwise be established as provided above. Prior to the Commencement Date, the address for notices to Tenant shall be the address set forth in Section 1; after the Commencement Date, the address for Tenant shall be the Premises. Any notices to Landlord shall be addressed and given to Landlord at both of the following addresses:

J. Milton & Associates 3211 Ponce De Leon Boulevard, Suite 301 Coral Gables, FL 33134 Attention: Asset Manager, Milton Tower	United Property Management 8730 NW 36th Ave Miami, FL 33147 Attention: General Counsel

30. Landlord’s Failure to Perform. If Landlord fails to perform any of its obligations hereunder, Landlord shall not be in default and Tenant shall not have any rights or remedies growing out of such failure unless Tenant gives Landlord written notice setting forth in reasonable detail the nature and extent of such failure and such failure is not cured within thirty (30) days following Landlord’s receipt of such notice or such longer period as may otherwise be provided herein. If such failure cannot reasonably be cured within thirty (30) days, the length for curing shall be extended as reasonably required.

31. Tenant’s Failure to Perform. If Tenant fails to perform any of its obligations hereunder, in addition to the other rights of Landlord, Landlord shall have the right, but not the obligation, to perform all or any part of Tenant’s obligations. Upon receipt of a demand therefor, Tenant shall reimburse Landlord for the cost of performing such obligations, plus interest thereon at the Default Rate, defined below.

32. Default. “Default” means the occurrence of any one or more of the following: (i) failure of Tenant to pay when due any Rent or other amount required to be paid hereunder, if such failure continues for more than four (4) days after Rent first becomes due and payable hereunder; (ii) failure of Tenant, after fifteen (15) days written notice, or such other notice period specified in this Lease, to observe and fully perform all of Tenant’s obligations hereunder, other than payment of

Rent which is covered above, except as otherwise provided below; (iii) the adjudication of Tenant to be bankrupt; (iv) the filing by Tenant of a voluntary petition in bankruptcy or other similar proceedings; (v) the making by Tenant of a general assignment for the benefit of its creditors; (vi) the appointment of a receiver of Tenant’s interests in the Premises; (vii) any involuntary proceedings instituted against Tenant under any bankruptcy or similar laws, unless such is dismissed or stayed within sixty (60) days thereafter; (viii) if the Tenant is an individual or if the Tenant is controlled by a single individual, the death or incapacity of such individual; (ix) the filing of a voluntary petition in bankruptcy or other similar proceeding by any Guarantor of Tenant’s obligations hereunder, or if such Guarantor is an individual or controlled by a single individual, the death or incapacity of such individual; (x) the voluntary or involuntary dissolution of the Guarantor, or any transaction involving the Guarantor which, if done by Tenant would constitute an assignment by Tenant hereunder, without the written consent of Landlord; (xi) intentionally deleted; or (xii) vacancy of the Premises for more than sixty (60) consecutive days. Notwithstanding any applicable notice and cure period provided above, Landlord shall not, with respect to the occurrence of any of the events described in subparts (ii) through (xi) above, be required to provide Tenant with notice of such failure and the cure period, if any, that would otherwise be applicable to such failure, more than twice during the Term for substantially the same failure, and, at Landlord’s election, a subsequent occurrence of substantially the same failure shall immediately constitute a Default hereunder.

Upon the occurrence of a Default, Landlord may, at its option and without waiving any other rights available herein, at law, or in equity, require Tenant to pay Rent by (a) wire transfer of funds to an account designated by Landlord or (b) direct draft from Tenant’s account through bank draft, ACH transfer, or other equivalent funds transfer to Landlord’s designated account. Execution of this Lease by Tenant and Landlord shall be evidence of Landlord’s authorization to debit Tenant’s account as set forth herein. Tenant shall provide all necessary information and execute any additional documents requested by Landlord to facilitate payment of Rent by the method designated by Landlord. Tenant’s failure to provide such information or documents within five (5) days after written notice by Landlord shall constitute a Default hereunder.

Upon the occurrence of a Default, Landlord may, at its option, without terminating this Lease, and with or without notice to Tenant, enter into and upon the Premises and, without being liable for any damages as a result thereof, maintain the Premises and repair or replace any damage to the Premises or do anything for which Tenant is responsible hereunder on Tenant’s behalf; and, in such event, Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in effecting Tenant’s compliance under this Lease.

In addition, if a Default occurs, then or at any time thereafter while such Default continues, Landlord, at its option, may, without waiving any other rights available herein, at law, or in equity, either terminate this Lease or terminate Tenant’s right to possession without terminating this Lease. In either event, Landlord may, to the maximum extent permitted by applicable law, without additional notice and without court proceedings, reenter and repossess the Premises, and remove all persons and property therefrom using such force as may be necessary, and, to the maximum extent permitted by applicable law, Tenant hereby waives any claim arising by reason thereof or by reason of issuance of any distress warrant and agrees to hold Landlord harmless from any such claims. If Landlord elects to terminate this Lease, it may treat the Default as an entire breach of this Lease and Tenant immediately shall become liable to Landlord for damages for the entire breach in an amount equal to the total Rent and all other payments due for the balance of the Term discounted at the rate of four percent (4%) per annum to the then present value, less the fair rental value of the Premises for the balance of the Term (taking into account, among other factors, the probability of reletting the Premises for all or part of the remainder of the Term, and the anticipated duration of the period the Premises will be unoccupied prior to reletting) similarly discounted to present value, plus the cost of repossessing, remodeling and re-renting the Premises and all unpaid Rent through the date of such termination. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord may rent the Premises or any part thereof for the account of Tenant to any person for such rent and for such terms and other conditions as Landlord deems practical, and Tenant shall be liable to Landlord for the amount, if any, by which the total Rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Landlord from such re-renting, being the gross amount so received less the cost of repossession, re-renting, remodeling and other expenses relating thereto; Tenant shall be and remain liable for such net amount even after an eviction of Tenant from the Premises, should an eviction of Tenant from the Premises occur. Such sums shall be immediately due and payable by Tenant upon demand. In no event shall Tenant be entitled to any rents received by Landlord from reletting the Premises, even if Landlord relets the Premises for an amount exceeding the Rent due from Tenant for the remainder of the unexpired Term. If a Default occurs or in case of any holding over or possession by Tenant of the Premises after the expiration or termination of this Lease, Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith including, but not limited to, reasonable attorneys’ fees, court costs and related costs plus interest thereon at the Default Rate, defined below. Actions by Landlord to collect amounts due from Tenant as provided in this Section may be brought at any time, and from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the termination of this Lease. The remedies expressed herein are cumulative and not exclusive, and the election by Landlord to terminate Tenant’s right to possession without terminating this Lease shall not deprive Landlord of the right, and Landlord shall have the continuing right, to terminate this Lease. Upon the occurrence of a Default, Landlord shall have the right to recover from Tenant all damages caused by Tenant’s Default and to pursue all rights and remedies available at law or in equity.

33. Surrender. On the last day of the Term, or upon the earlier termination hereof, Tenant shall peaceably and quietly surrender the Premises to Landlord, in good order, repair and, excepting only reasonable wear and tear resulting from normal use. The Premises shall be surrendered free of all items of Tenant’s personal property, and otherwise in the condition required by the terms of this Lease, and the Premises shall be free and clear of any and all liens or encumbrances of any type.

34. Holding Over. If Tenant does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Lease, at the election of Landlord, Tenant shall be a tenant-at-sufferance from day to day and the Rent due during the period of such holdover shall be two (2) times the amount which Tenant was obligated to pay for the immediately preceding month. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements to the Premises for a new tenant as a result of Tenant’s holdover, then Tenant shall be liable for all damages that Landlord suffers as a result of Tenant’s holding over in the Premises.

35. Removal of Tenant’s Property. Prior to the expiration or earlier termination of the Term, Tenant shall, at Tenant’s expense, remove all of Tenant’s removable trade fixtures and other items of personal property from the Premises. Tenant shall be responsible for any damage to the Premises or Project resulting from removal of any personal property, including Lines, of Tenant. If Tenant does not remove its property prior to termination, then, in addition to its other remedies at law or in equity, Landlord shall have the right to consider the property abandoned and such property may be removed by Landlord, at Tenant’s expense, or at Landlord’s option become its property, and Tenant shall have no further rights relating thereto or for reimbursement therefor.

36. Landlord’s Lien. In addition to and cumulative of Landlord’s statutory lien, Tenant hereby grants to Landlord a security interest in and to all furniture, furnishings, fixtures, equipment, merchandise and other property placed in the Premises by Tenant to secure the performance of Tenant’s obligations under this Lease. At Landlord’s request, Tenant shall execute and cause or permit to be filed in the appropriate public records all documents required to perfect such security interest pursuant to the terms of the Uniform Commercial Code in effect in the state where the Project is located.

37. Interest. All amounts payable by Tenant to Landlord under this Lease, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser of eighteen percent (18%) per annum, compounded monthly, or the then maximum lawful rate (“Default Rate”).

38. Assignment and Subletting. Landlord shall have the right to transfer and assign in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Landlord, in its sole judgment, deems it appropriate without any liability to Tenant, and Tenant shall attorn to any party to which Landlord transfers its rights and obligations hereunder or the Building. Any sale, conveyance or transfer of the Building or Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance, transfer or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except for those liabilities that arose prior to the effective date of such sale, conveyance, transfer or assignment. After such effective date, Tenant will look solely to Landlord’s successor in interest in and to this Lease.

Tenant shall not assign, transfer, mortgage, pledge or otherwise encumber this Lease, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord, acting in its sole and absolute discretion; provided, however, Landlord will not (i) condition granting its consent upon the transferee paying more Rent than the Rent expressly provided for in this Lease, or (ii) unreasonably withhold its consent in connection with Tenant’s request to sublease up to 49% of the Premises for any general office use.

In granting or withholding Landlord’s consent for a requested sublease, Landlord may consider, without limitation, whether the proposed subtenant: (1) intentionally deleted, (2) will use the Premises for the Authorized Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project, (3) will not use the Premises, Building or Project in a manner that would materially increase Operating Expenses or the pedestrian or vehicular traffic to the Premises, Building or Project, (4) is not a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity, (5) is not another occupant of the Project or an Affiliate of such occupant, (6) is not currently and has not in the past been involved in litigation with Landlord or any of its Affiliates, (7) meets Landlord’s reasonable standards for tenants of the Project and is otherwise compatible with the character of the occupancy of the Project, (8) will not result in, either by the sublease or any consideration payable to Landlord in connection therewith, an adverse effect on any real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or any of its Affiliates, and (9) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed sublease if any Default by Tenant then exists. In agreeing to act reasonably, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and Landlord is permitted to consider the financial terms of the sublease and the impact of the Transfer on Landlord’s own leasing efforts and the value of the Project. Landlord will not be required to act reasonably in considering any request to sublease the Premises for medical office or telemarketing use or for use as shared desk space or shared office space, which in any event, consideration will be in Landlord’s sole and absolute discretion.

Whether or not Landlord consents to any proposed assignment or subletting of any portion of the Premises, Tenant shall timely pay Landlord’s review and processing fee of $2,500.00 (“Sublease/Assignment Processing Fee”) in addition to any reasonable professional fees (including, without limitation, legal, architectural, engineering, and consulting fees) incurred by Landlord in connection with such proposed assignment or subletting (“Sublease/Assignment Professional Fees”). The Sublease/Assignment Processing Fee shall be paid by Tenant simultaneously with each request by Tenant to assign or sublease any portion of the Premises. The Sublease/Assignment Professional Fees shall, at Landlord’s option, be paid by Tenant (a) prior to Landlord’s denial or execution of a consent to the proposed assignment or subletting or (b) within ten (10) days of Tenant’s receipt of an invoice from Landlord for such fees. Any subletting of the Premises or assignment of the Lease by Tenant in violation of the provisions of this Section 38 shall constitute a Default.

A “Change in Control” of Tenant shall be deemed for purposes of this Lease to constitute an assignment of this Lease by Tenant which shall require the consent of Landlord and entitle Landlord to exercise its options as provided hereunder. As used in this Section, a “Change in Control” shall be deemed to have occurred when: (x) any person, after the date hereof, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting interests or equity interests of Tenant or Guarantor, if applicable and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting or equity interests representing 50% or more of the total voting interest or equity interest of all of the then-outstanding equity interests or voting interests of Tenant or Guarantor, if applicable; (y) the stockholders, partners, members or other equity holders of Tenant or Guarantor, if applicable shall approve a merger, consolidation, recapitalization, or reorganization of Tenant, or consummation of any such transaction if equity holder approval is not sought or obtained; or (z) the stockholders, partners, members or other equity holders of Tenant or Guarantor, if applicable shall approve a plan of complete liquidation of Tenant or Guarantor, if applicable or an agreement for the sale or disposition by Tenant or Guarantor, if applicable of all or a substantial portion of such entity’s assets (i.e., 50% or more of the total assets of such entity).

If Tenant desires to assign this Lease or sublease the Premises, Tenant shall provide Landlord notice in writing at least sixty (60) days in advance of the date on which Tenant desires such assignment or sublease to take effect. Tenant’s notice shall include (A) the name and address of the proposed subtenant or assignee; (B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee. Landlord shall, within fifteen (15) days after receiving such information, give notice to the Tenant to (i) permit or deny the proposed sublease or assignment or (ii) terminate this Lease as to the space so affected as of the date specified in Tenant’s notice (and as to option (ii) only, Tenant will be relieved of all further obligations hereunder as to the terminated space). If Landlord does not give notice within the fifteen (15) day period, then Landlord shall be deemed to have not consented to the sublease or assignment.

Notwithstanding an assignment or subletting (i) subleases and assignments by Tenant shall be subject to the terms of this Lease; (ii) Tenant shall remain liable for all of the obligations of “Tenant” under this Lease; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord hereunder, excluding reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant directly related to Tenant’s obtaining an assignee or sublessee, shall also be paid to Landlord. Tenant shall pay such amount to Landlord at the beginning of each calendar month. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the payments under this Section. If Tenant has sublet the Premises, and thereafter a Default occurs hereunder, Landlord may proceed to collect any rent thereafter becoming due to Tenant under the sublease directly from the subtenant; in which event such collected rent shall be applied by Landlord to the Rent due from Tenant to Landlord hereunder; provided, however, that the collection of rent from Tenant’s subtenant shall not create a privity of contract between Landlord and such subtenant.

If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within ninety (90) days after the date Tenant submitted its proposal to Landlord, then Landlord’s approval shall expire, and Tenant must comply again with the conditions of this Section. Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first refusal or similar rights except in accordance with a separate written agreement entered into directly between the Landlord and such sublessee or assignee provided Tenant continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights. Tenant may not exercise any renewal options, expansion options, rights of first refusal or similar rights under this Lease if Tenant has assigned all of its interest in this Lease.

39. Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof, shall not work a merger, but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in such subleases or subtenancies.

40. Limitation of Liability. Notwithstanding anything herein to the contrary, Tenant’s sole and exclusive method of collecting on any judgment Tenant obtains against Landlord, or any other award made to Tenant in any judicial process requiring the payment of money by Landlord for the failure of Landlord to perform any of its obligations, shall be to proceed against the interests of Landlord in and to the Project. Therefore, Tenant hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord for payment or performance of any obligations hereunder, including, without limitation, any Landlord indemnity obligations under Section 26. The obligations under this Section shall survive the expiration or earlier termination of this Lease.

41. Subordination. The rights and interests of Tenant under this Lease and in and to the Premises shall be subject and subordinate to all easements and recorded restrictions, covenants, and agreements pertaining to the Project, or any part thereof, and to all deeds of trust, mortgages, and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof (the “Security Documents”) heretofore or hereafter executed by Landlord covering the Premises, the Building or any part of the Project, to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Lease. After Tenant’s receipt of a notice from Landlord that it has entered into one or more Security Documents, then, during the Term of such Security Documents, Tenant shall deliver to the holder or holders of all Security Documents a copy of all notices to Landlord and shall grant to such holder or holders the right to cure all defaults, if any, of Landlord hereunder within the same time period provided in this Lease for curing such defaults by Landlord and, except with the prior written consent of the holder or holders of the Security Documents, shall not surrender or terminate this Lease except pursuant to a right to terminate expressly set forth in this Lease. Tenant shall attorn to any holder of any Security Documents or its successor in interest by foreclosure or otherwise. The provisions of this subsection shall be self-operative and shall not require further agreement by Tenant; however, at the request of Landlord, Tenant shall execute such further documents as may be required by the holder of any Security Documents. At any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to the Landlord a written estoppel certificate certifying: (i) the Rentable Area of the Premises, (ii) the Commencement Date and Expiration Date of this Lease, (iii) the Base Rent, Base Year and Additional Rent, (iv) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified and stating the modifications, (v) whether or not the Landlord is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition of this Lease and, if so, specifying each such default, (vi) that Tenant has unconditionally accepted and occupied the Premises, (vii) that all requirements of the Lease have been complied with and no charges, set-offs or other credits exist against any rentals, (viii) that Tenant has not assigned, pledged, sublet, or otherwise transferred any interest in this Lease; and (ix) such other matters as Landlord may reasonably request, it being intended that any such statement may be relied upon by Landlord, any prospective purchaser, mortgagee or assignee of any mortgage of the Building or the Project or of the Landlord’s interest therein.

42. Legal Interpretation. This Lease shall be interpreted and enforced in accordance with the laws of the state where the Project is located. The determination that any provision of this Lease is invalid, void, illegal, or unenforceable shall not affect or invalidate the remainder. All obligations of the parties requiring any performance after the expiration of the Term shall survive the expiration or earlier termination of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. If Tenant consists of two or more parties, then all parties comprising the Tenant shall be jointly and severally liable for all obligations of Tenant hereunder. Should any provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of a rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of both parties hereto have participated in the preparation of this Lease.

43. Use of Names and Signage. Tenant shall not have the right to use the name of the Project or Building except in connection with Tenant’s address, and then such terms cannot be emphasized or displayed with more prominence than the rest of such address. Landlord shall have the right to change the name of the Building or Project whenever Landlord in its sole judgment deems appropriate without any consent of or liability to Tenant. Any signage of Tenant within its Premises is subject to the prior written approval of Landlord; provided in all cases, Tenant shall be solely responsible for ensuring that such signage complies with all applicable Laws and for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Tenant shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Tenant shall have no right to place any signage outside the Premises, on the exterior of the Building or elsewhere in the Project.

44. Relocation. Intentionally Deleted.

45. Brokerage Fees. Landlord’s Broker represents Landlord’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Landlord’s Broker and Landlord prior to full execution of this Lease. Landlord’s Broker does not represent Tenant in this transaction. If Tenant is represented by a broker in this transaction, as disclosed in Section 1(p) of this Lease, then Tenant’s Broker represents Tenant’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Tenant’s Broker and Landlord prior to full execution of this Lease. Tenant warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Lease other than Landlord’s Broker and, if applicable, Tenant’s Broker. Except as expressly provided above, Landlord will not be responsible for, and Tenant will indemnify, defend, and hold Landlord harmless from and against, any brokerage or leasing commission or finder’s fee claimed by any party in connection with this Lease.

46. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.

47. Force Majeure. Except for the payment of Rent or any other sum due hereunder, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including, without limitation, labor disputes, government regulations, fire or casualty, acts of terrorism, inability to obtain any materials or services, or acts of God (collectively, “Force Majeure Events”).

48. Parking. Subject to such access control systems as Landlord may from time to time reasonably establish (which system may ultimately be based upon a card key system integrated with the Building’s access control system), the Parking Facility the Parking Facility will remain open 24 hours a day, 7 days a week to tenants and their Building employees holding valid Parking Facility passes. During the Term of this Lease while Tenant is occupying the Premises and is not in Default, and subject to Force Majeure Events and other causes beyond Landlord’s reasonable control, including any limitations on the grant of monthly parking rights imposed by the City of Sunny Isles Beach and County of Miami-Dade, Landlord shall make available or cause to be available to Tenant during the Building Standard Hours, up to six (6) parking privileges at no additional cost; provided, however, that Tenant, upon not less than 30 days’ notice to Landlord and subject to availability, may request additional valet and/or reserve parking spaces within the Parking Facility at the rate charged from time to time by Landlord and is subject to periodic change in accordance with Landlord’s publicly announced monthly parking charge. Tenant shall at all times comply with (and the provisions hereof shall be expressly subject to) all applicable Requirements regarding the use of the Parking Facility. Landlord reserves the right to adopt, modify and enforce reasonable rules (the “Garage Rules”) governing the use of the Parking Facility from time to time, including any key card, sticker or other identification or entrance system. Landlord may refuse to permit any person who violates any such Garage Rules to park in the Parking Facility, and any violation of the Garage Rules shall subject the car to removal, at such person’s expense from the Parking Facility. The use of all parking privileges shall be solely for use by Tenant’s employees (or the employees of a permitted subtenant) working in the Building. Nothing herein contained shall be construed to grant to Tenant any estate in real property nor the exclusive right to a particular parking spaces, but rather as a license only. The parking privileges hereunder may be provided on an unreserved valet parking basis. Tenant acknowledges that Landlord has arranged for the Parking Facility to be operated by an independent contractor. Accordingly, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor except to the extent due to Landlord’s gross negligence or willful misconduct. Except when caused by the gross negligence, willful misconduct or criminal acts of Landlord, Landlord shall have no liability whatsoever for any damage to property or any other items located in the Parking Facility, nor for any personal injuries or death arising out of any matter relating to the Parking Facility, and in all events, Tenant agrees to look first to its insurance carrier for payment of any losses sustained in connection with any use of the Parking Facility and secondly to the operator of the Parking Facility. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, and Tenant shall not park in any such assigned or reserved spaces. If Landlord utilizes a card-key access system, Landlord’s charge for any replacement cards shall be reasonable. Landlord also reserves the right to close all or any portion of the Parking Facility in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, condemnation, or Force Majeure Event. Tenant agrees to acquaint all employees of Tenant to whom Tenant designates parking privileges of any Garage Rules promulgated by Landlord with respect to the Parking Facility and the parking privileges granted to Tenant herein.

49. Rooftop Antenna. Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Landlord which may be withheld or conditioned in Landlord’s sole and absolute discretion. Landlord expressly reserves the right to charge a fee relating to each such device.

50. Attorneys’ Fees. If Tenant fails to pay any Rent or other sum due under this Lease, or fails to perform an obligation of Tenant hereunder, and Landlord engages an attorney to collect such sum or enforce such obligation, then, in addition to such sums, Tenant shall also pay Landlord’s reasonable attorneys’ fees and other reasonable costs and expenses incurred in such engagement. If Landlord and Tenant litigate any provision of this Lease or the subject matter hereof, the unsuccessful party will pay to the successful party all costs and expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by the successful party, including any cost incurred by the successful party on appeal; provided, however that a recovery of attorneys’ fees by Landlord under this sentence shall include, but shall not duplicate, the recovery by Landlord of its reasonable attorneys’ fees and other reasonable costs and expenses of collection permitted under the first sentence of this Section.

51. Tenant Certification. Tenant certifies that, as of the Effective Date hereof: (i) neither it nor its officers, directors, or controlling owners is listed as a “Specifically Designated National or Blocked Person” (“SDN”) on the SDN list maintained and updated from time to time on the United States Treasury Department’s website (the “SDN List”), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) neither it nor its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SDN List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, SDN or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC; (iii) neither it nor its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iv) neither it nor its officers, directors, or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”); and (v) neither it nor its officers, directors, or controlling owners is an entity with whom Landlord is prohibited from transacting business under any of the Anti-Terrorism Laws.

Tenant further certifies that, during the Term of this Lease (and any extensions thereof), Tenant will not violate any of the Anti-Terrorism Laws, and it will not do business with any entity that violates any of the Anti-Terrorism Laws. Upon the request of Landlord from time to time during the Term (and any extensions thereof), Tenant shall execute and return to Landlord a certificate stating that Tenant is then in compliance with the provisions of this section of the Lease.

Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees and costs, incurred by Landlord or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Lease is breached during the Term of this Lease (and any extensions thereof), Landlord may, at its sole option, immediately terminate this Lease without payment or obligation to Tenant.

52. Guaranty. This Lease has been entered into by Landlord in reliance upon Tenant’s representation that Tenant’s obligations hereunder will be guaranteed by Guarantor. Contemporaneously with Tenant’s execution of this Lease, Tenant shall have the Guaranty attached hereto as Exhibit F executed by Guarantor, and shall deliver such executed Guaranty to Landlord contemporaneously with Tenant’s delivery of this executed Lease to Landlord. In the event that Tenant shall fail to deliver such executed Guaranty to Landlord contemporaneously with Tenant’s delivery of this executed Lease, then this Lease shall be voidable at Landlord’s sole option upon written notice to Tenant forwarded no later than thirty (30) days following the Commencement Date of this Lease.

53. Memorandum of Lease. Except for a memorandum of lease to be recorded at Landlord’s request, neither this Lease, nor a memorandum of this Lease, shall be recorded in any public real estate records.

54. Financial Statements. Upon request, Landlord may require Tenant to provide Landlord with Tenant’s then current financial statements. If required, such financial statements shall be prepared in accordance with generally accepted accounting principles, and, if it is required by law or it is the normal practice of Tenant, such financial statements shall be audited by an independent certified public accountant. If such financial statements are not audited, they shall be certified as being true and correct by Tenant’s chief financial officer.

55. Waiver of Jury Trial. To the extent permitted by applicable law, in the event of any litigation between the parties hereto, to the extent that a trial by jury would be available as to any matters in such litigation, the parties hereby expressly waive the right to a trial by jury as to such matters, and hereby agree not to demand a jury trial as to any such matters in such litigation.

56. Radon Gas. Tenant hereby acknowledges receipt of the following notice as required by Chapter 88-285, Laws of Florida: RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

57. Special Stipulations. In the event that an Addendum of Special Stipulations is attached to this Lease, then the terms of this Lease shall include the provisions of the Addendum of Special Stipulations, and the same are incorporated herein by this reference. In the event of an inconsistency between the terms of this Lease and the terms of the Addendum of Special Stipulations, the terms of the Addendum of Special Stipulations shall control.

58. Governing Law; Venue. This Lease shall be performed in the state where the Premises are located, and the terms of this Lease shall be governed by and construed in accordance with the laws of such state. Any legal action or proceeding arising out of this Lease will be instituted in a court (federal or state) located in Miami-Dade County, Florida, which will be the exclusive jurisdiction and venue.

59. Entire Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into this Lease and accepting the Premises, it relies solely upon the representations and agreements contained in this Lease, the exhibits attached hereto and the written agreements, if any, executed contemporaneously herewith. This agreement, including the Exhibits which are attached hereto and a part hereof, constitutes the entire agreement of the parties and shall in no way be conditioned, modified or supplemented except by a written agreement executed by both parties.

60. Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Lease delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Lease.

[Signatures appear on next page]

WITNESS WHEREOF, this Lease is executed and, except as otherwise expressly provided herein, all provisions shall be effective, as of the Effective Date.

Landlord:	Tenant:

ST. TROPEZ BEACH DEVELOPERS, LLC, a	ECOMBUSTIBLE PRODUCTS
Florida limited liability company	HOLDINGS, LLC, a Delaware limited
liability company
By: /s/ Joseph Milton (signature)
Name: Joseph Milton (print)	By: /s/ James M. Driscoll (signature)
Its: Managing Member	Name: James M. Driscoll (print)
Its: Chief Operating Officer

Signature Page to Lease

EXHIBIT A

FLOOR PLAN

A-1

EXHIBIT B

CLEANING AND JANITORIAL SERVICES

B-1

EXHIBIT C

RULES AND REGULATIONS OF BUILDING

C-1

EXHIBIT D TO LEASE

DESCRIPTION OF THE LANDLORD’S GREY SHELL WORK

D-1

EXHIBIT D-1 TO LEASE

WORK LETTER

D-1-1

EXHIBIT A TO WORK LETTER

D-1-2

EXHIBIT E

CERTIFICATE CONFIRMING LEASE DATES & BASE RENT

E-1

EXHIBIT F

GUARANTY

F-1